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                                                                      Exhibit 23
                         Independent Auditors' Consent


The Board of Directors
Enterprise Systems, Inc.

We consent to the incorporation by reference in the registration statement (No. 333-01598) on Form S-8 of Enterprise Systems, Inc. of our report dated July 10, 1996, with respect to the statements of assets to be acquired and liabilities to be assumed of the Matkon Product Line of Continental Health Systems, Inc. as of November 30, 1994 and 1995, and the related statements of revenues and expenses and cash flows for the years ended November 30, 1994 and 1995, which report appears in the Form S-1 of Enterprise Systems, Inc. dated October 8, 1996.

                           /s/ KPMG Peat Marwick LLP


Chicago, Illinois
November 13, 1996